AMENDMENT TO
AGREEMENT DATED DECEMBER 31, 2004

THIS AMENDMENT (this “Amendment”) is made this 1st day of January 2008 by and between Icahn Capital Management LP (“ICM”), Icahn Management LP, Icahn Capital LP (the “Employer”), Icahn Onshore LP (the “Onshore GP”), Icahn Offshore LP (the “Offshore GP” and together with the Onshore GP, the “Fund GPs”), Icahn Enterprises L.P. (“IELP”), the Icahn Related Entities (as defined below) and Keith Meister residing at 525 West 22nd Street, New York, NY 10011 (“Employee” or “you”).

RECITALS:

Employee executed an Agreement dated as of December 31, 2004 (as amended to date including by this Amendment, the “Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement as amended) with, among others, Icahn Management LP, the Onshore GP, the Offshore GP and the Icahn Related Entities (as defined in the Agreement).

The Agreement was assigned by Icahn Management LP to ICM on August 8, 2007.

Icahn Management LP and ICM have provided administrative and back office services to Icahn Partners LP, Icahn Master Fund LP and certain other fund clients (the “Funds”) in consideration of the payment of management fees by the Funds. The management agreements providing for such management fees (the “Management Agreements”) were terminated during the first day of January 2008.

The limited partnership agreements of the Funds (the “Fund LPAs”) were amended to provide that as of January 1, 2008 (the “Effective Date”) (i) the Fund GPs will provide administrative and back office services to the Funds and (ii) the Fund GPs will receive Special Profits Interest Allocations (as defined in the Fund LPAs).

Pursuant to an Assignment dated January 1, 2008, the Employee has assigned, transferred and conveyed to the Fund GPs, effective as of the Effective Date, all his right, title and interest in and to his partnership interests in ICM.

Each of ICM, the Onshore GP, the Offshore GP and the Employer is owned indirectly by IELP.

Under the Agreement, prior to the amendments contemplated herein, Employee is, generally speaking, entitled to the following during the Term:

a)
a 1.5% interest in the net management fees paid during the Term by the Funds from and after January 1, 2006 (being the management fee net of expenses of the Management Company), such amount to be distributed promptly following each payment of such management fees to the Management  Company;

b)
a 2.5% interest in management fees earned between November 3, 2004 and the last day of the Term (which amount will be calculated with respect to management fees for periods from and after January 1, 2006 net of expenses of the Management Company), vesting as set forth in the Agreement;

c)	a 1.5% participation in the incentive allocations from the Funds made during the Term on and after December 31, 2006, such 1.5% to be distributed promptly following each December 31 during the Term:

d)	a 2.5% participation in the incentive allocations from the Funds made between November 3, 2004 and the last day of the Term, vesting as set forth in the Agreement.

Pursuant to the various agreements contemplated above, the management agreement and the management fees are being terminated and the general partners of the Funds are going to be receiving Special Profits Interest Allocations from the Funds (together, the “Termination and Allocation”).   The parties are entering into this Amendment with the intent of maintaining their economic  rights and obligations under the Agreement, as generally summarized above in paragraphs (a) through  (d) taking into account the Termination and Allocation and this Amendment should be interpreted to maintain the substance of the rights and obligations set forth in such paragraphs (it being understood by the parties however that under the Agreement as amended hereby the 2.5% interest in management fees will instead come only out of profits (through the Special Profits Interest Allocations) earned by the Funds, if any.

The parties wish the amendments to the Agreement effected hereby to be effective as of the Effective Date.

In consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Effective Date the parties agree as follows:

1.  Management Agreements Termination. The Employee agrees that although the Management Agreements were in effect for a portion of January 1, 2008 and were then terminated, he is not entitled to any payment in respect of the management fees that were payable thereunder prior to termination for 2008 (or thereafter) inasmuch as the parties to the Management Agreements have agreed that no management fees were accrued or earned thereunder after December 31, 2007.

2.  Employment. Icahn Capital LP shall be an “Icahn Entity” for all purposes of the Agreement. All references to “Employer” in the Agreement shall be references to Icahn Capital LP.

3.  Amendments to Defined Terms. For all periods from and after January 1, 2008:

A.  All references in the Agreement to “the Management Company” shall be references to “the Fund GPs”.

B.  All references in the Agreement to “Management Fees” shall be references to “the Fund GPs’ Special Profits Interest Allocations” and all references to “Management Fee Participation” shall be to “Employee’s Special Profits Interest Allocation Participation”.

C.  “The Fund GPs’ Net Special Profits Interest Allocations” shall mean in respect of each year of the Term commencing on or after the Effective Date, each of Onshore GP’s and Offshore GP’s Special Profits Interest Allocations in the Funds less the smaller of: (a) the sum of (i) the costs and expenses borne directly or indirectly by the Fund GPs and their affiliates in providing administrative and back office services to the Funds pursuant to the Fund LPAs (as reasonably determined and, to the extent applicable, consistent with past practices of the Fund GPs and their affiliates) plus (ii) the amount of all Incentive Allocations and Fund GPs’ Net Special Profit Interest Allocations allocated to Aegis Capital Corp. (“Aegis”) pursuant to the agreement among, inter alia, Aegis and the Fund GPs dated April 1, 2006 as amended and (b) the amount of the Annual Expense Cap in effect with respect to such year pursuant to the Agreement (collectively, the “Fund GP Expenses”). Without limiting the generality of the parenthetical contained in clause (a)(i) above, no incremental cost, if any, that may be incurred by the Fund GPs and that is attributable to the compensation, bonus or expenses of Carl C. Icahn under his employment agreement dated August 8, 2007, as amended from time to time, with ICM and IELP or to the earn-out payable to Mr. Icahn and his Affiliates under the Contribution Agreement executed on August 8, 2007 in connection therewith, or to any expenses incurred because the Fund GPs will be owned by IELP and its Affiliates (that is, dealing with IELP’s accounting and reporting requirements), will diminish any amounts to be accrued or paid to Employee pursuant to the Agreement.

4.  Cash Compensation. For all periods from and after January 1, 2008, Section 7 of the Agreement is hereby amended to provide that the Employee shall be entitled to receive additional Cash Compensation (that is, in addition to his base salary and Bonus as presently provided pursuant to Section 7) each quarter during the Term, commencing with January 1, 2008, equal to 1.5% of (a) minus (b) where (a) equals the aggregate Target Special Profits Interest Amounts (as defined in the Fund LPAs) of the limited partners in the Funds and (b) equals the Fund GP Expenses for such quarter. Such additional Cash Compensation shall be paid in advance on the first business day of each quarter based on a good faith estimate of the Fund GP Expenses that will be incurred by the Fund GPs during such quarter. If, due to any miscalculation or mis-estimation of Fund GP Expenses or any other reason, the Employee shall have been paid in cash more or less than he is entitled to under the Agreement, then an appropriate adjustment shall be made.

5.  Restatement. For all periods from and after January 1, 2008, Section 9 of the Agreement is hereby amended and restated in its entirety as follows:

9.  Profit Participation.

i)  Subject to all of the terms and provisions of this Agreement (including, without limitation, those relating to vesting and forfeiture) the Employee shall be entitled to receive 2.5% of the Fund GPs’ Net Special Profits Interest Allocations and 4.0% (2.5% of which is subject to vesting and 1.5% of which will be paid annually as provided in paragraph 9(iv) below) of the Incentive Allocations allocated to the Fund GPs during the period from January 1, 2008 through the last day of the Term. If, due to any miscalculation or any other reason, the Employee shall have been allocated more or less than he is entitled to under the Agreement, then an appropriate adjustment shall be made.

ii)  The Employee’s participation in the Fund GPs’ Net Special Profits Interest Allocations and Incentive Allocations for each year shall be reflected by the establishment of capital accounts (the “Employee Capital Accounts”) in the name of Employee, as a limited partner, under the Partnership Agreements. As contemplated by the Fund LPAs, all amounts credited to each Employee Capital Account in respect of the Fund GPs’ Net Special Interest Allocations and Incentive Allocations will be invested by the Onshore GP in the Onshore Fund and by the Offshore GP in Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP (collectively, the “Offshore Funds”), in each case for the benefit of the Employee Capital Account established in the Onshore GP or Offshore GP, as the case may be. The right of the Employee to participate in each of the Fund GPs’ Net Special Profits Interest Allocations (the “Employee’s Net Special Profits Interest Allocation Participation”) and the Incentive Allocations (the “Employee’s Incentive Allocation Participation”), subject to and in accordance with the terms of this Agreement, and in any investment made in respect thereof in accordance with the terms of this Agreement and all returns, earnings and profits thereon, are referred to collectively herein as the “Profit Participation”.

iii)  Subject to the final sentence of this paragraph 9(iii), Employee acknowledges and agrees that pursuant to the terms of this Agreement, Employee will only participate in the Fund GPs’ Net Special Profits Interest Allocations and Incentive Allocations allocated from January 1, 2008 until he ceases to be employed hereunder and that if such employment ceases for any reason he will not accrue any further benefit in respect of the Fund GPs’ Net Special Profits Interest Allocations or Incentive Allocations allocated thereafter, nor will he have any ongoing rights or interest in respect of the Fund GPs’ Net Special Profits Interest Allocations or Incentive Allocations allocated on or prior to the date such employment ceases other than the right to Vested Amounts (as defined below) in respect of Fund GPs’ Net Special Profits Interest Allocations and Incentive Allocations allocated on or prior to the date such employment ceases (and any investment made in respect thereof, and all returns, earnings and profits thereon, made in accordance with the terms of this Agreement). Because the Fund GPs’ Net Special Interest Allocations and Incentive Allocations are made as of year end (other than in the event of dissolution, partner withdrawal or other events specified in the Fund LPAs, in which event such allocations are made as of the date prior to year end specified in such agreement (the periods in respect of which such allocations are made, each a “Short Period”)), in the event that the employment of Employee hereunder ceases, the Employee’s Net Special Profits Interest Allocation Participation and Incentive Allocation Participation under this Agreement will include a pro rated portion of 4.0% of the immediately following Fund GPs’ Net Special Profits Interest Allocations and Incentive Allocations (based upon the number of days elapsed in the one year period beginning on January 1 of the year in which such employment ceases, divided by 365 (and in the case of a Short Period during which such employment ceases, the number of days elapsed from January 1 of the Short Period until such employment ceases, divided by the total number of days in the Short Period).

iv)  Employee’s 1.5% share of the Incentive Allocations allocated to the Fund GPs during the period from January 1, 2008 through the last day of the Term pursuant to paragraph 9(i) above shall be distributed to the Employee promptly following each December 31 occurring during the Term.

6.  Prior Rights Undiminished. The parties agree and acknowledge that (i) except as provided in Section 7 below, the Employee’s rights under the Agreement with respect to periods prior to the Effective Date (including, without limitation, with respect to management fees and incentive allocations earned and allocated prior to such date) remain intact and are not amended, affected or diminished in any way by this Amendment and (ii) neither the Assignment nor this Amendment shall release the Other Parties from their obligations under the Agreement, and the Other Parties will continue to be responsible for the obligations under the Agreement, to the extent they are not performed by the Fund GPs, the Employer or their affiliates.

7.  Deferral Termination Trigger. The Agreement, including without limitation Section 10 and Section(b)(I) of Schedule A thereof and Section 5 of the February 1, 2007 amendment thereof, is amended pursuant to transition relief promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, and contained in Internal Revenue Service Notices 2005-1, 2006-79 and 2007-86 and Section XI(C) of the preamble to REG-158080-04, 2005-43 I.R.B. 786, dated October 4, 2005 (Application of Section 409A to Nonqualified Deferred Compensation Plans), to delete all provisions that would permit or cause any portion of the deferred Management Fee Participation owing by Icahn Management LP or ICM to Employee to be payable to the Employee upon the termination of Management Agreements.

8.  Change in Character. For all periods from and after January 1, 2008, and after giving effect to Section 7 above, Sections 10 and 21(ix) and Section(b)(I) of Schedule A of the Agreement and Section 5 of the February 1, 2007 amendment to the Agreement are deleted in their entirety except with respect to the portions of the Management Fee Participation that were properly deferred pursuant to the Agreement prior to January 1, 2008. For the avoidance of doubt and without limiting Section 6 above, such sections (exclusive of the third sentence of Section 5 of the February 1, 2007 amendment to the Agreement which is deleted for all purposes) shall continue to be applicable to the portions of the Management Fee Participation that were properly deferred pursuant to the Agreement in respect of periods to January 1, 2008.

9.  Vesting. Employee’s right to receive any amount or payments in respect of the Profit Participation (other than his 1.5% share of Incentive Allocations payable pursuant to Section 9(iv) of the Agreement) allocated from and after the Effective Date shall vest in accordance with Section 11 of the Agreement, taking into account for such purpose Employee’s periods of service with Icahn Management LP, ICM and the other Icahn Related Entities commencing January 1, 2005 through the date preceding the Effective Date, and Employee’s periods of service with the Employer and the other Icahn Related Entities from and after the Effective Date. For the avoidance of doubt, none of the Assignment, the execution of this Amendment, the termination of the Management Agreements or the Employee’s ceasing to provide services to ICM as of the Effective Date shall accelerate vesting of the Profit Participation payable by Icahn Management LP or ICM pursuant to Section 11 of the Agreement. Section 11(C) of the Agreement is amended to substitute “Employer” for the reference to “Management Company”.

10.  Withdrawal. Sections 12(ii) and 13 of the Agreement are amended to delete the following text in both places where it appears: “(calculated in accordance with the methodology set forth in the Partnership Agreement of the applicable Fund GP)”.

11.  Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. All disputes arising out of or related to this Amendment shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Amendment.

12.  Agreement in Force. Except as specifically amended by this Amendment, all terms and provisions of the Agreement, shall remain and continue in full force and effect.

13.  Responsibility of IELP. IELP shall be jointly and severally responsible for the obligations of the Employer and the Fund GPs under the Agreement.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

/s/ Keith Meister
Keith Meister

ICAHN CAPITAL MANAGEMENT LP

By: /s/ Edward Mattner
Name: Edward Mattner
Title: Authorized Signatory

ICAHN MANAGEMENT LP

By: /s/ Edward Mattner
Name: Edward Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holding L.P.
By: Icahn Enterprises G.P. Inc.

By: /s/ Andrew Skobe
Name: Andrew Skobe
Title: Chief Financial Officer

ICAHN ONSHORE LP

By: /s/ Edward Mattner
Name: Edward Mattner
Title: Authorized Signatory

ICAHN OFFSHORE LP

By: /s/ Edward Mattner
Name: Edward Mattner
Title: Authorized Signatory

ICAHN ENTERPRISES L.P.
By: Icahn Enterprises G.P. Inc., its general partner

By: /s/ Andrew Skobe
Name: Andrew Skobe
Title: Chief Financial Officer

ICAHN RELATED ENTITIES

By: /s/ Carl Icahn
Name: Carl Icahn
Title: Authorized Signatory